Exhibit 23.5
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2010, with respect to the consolidated financial statements of Spheris Inc. included in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-170003) and related Prospectus of CBaySystems Holdings Limited for the offer to exchange shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
November 30, 2010